As filed with the Securities and Exchange Commission on June 14, 2001.
Registration No. 333-90117

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

     iGENISYS, INC.
(Name of small business issuer in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	8742 (Primary Standard Industrial Classification Code Number	84-1485196 IRS Employer Identification Number

654 North Belt East, Suite 310
Houston, Texas 77060
(281) 820-0200
                                              (281) 447-8291 (fax)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Carylyn K. Bell
Registered Agent
3200 Cherry Creek Drive South, Suite 430
Denver, Colorado 80209
(303) 282-4800
                                   (303) 282-5800 (fax)
(Name, address, including zip code, and telephone number of
agent for service of process)

Copies to:
Clifford L. Neuman, Esq.
Neuman & Drennen, LLC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100
         (303) 449-1045 (fax)

Prospectus

iGENISYS, INC.

1,500,000 Shares of Class A Common Stock

        This prospectus and Post-Effective Amendment No. 2 to Form SB-2 Registration Statement of iGeniSys, Inc. is filed pursuant to our undertaking to remove from registration, by means of a Post-Effective Amendment, any of the securities which were originally registered by us and which remain unsold at the termination of the offering.

        The offering related to the offer by us of up to 1,500,000 shares of Class A common stock. The offering was undertaken by us directly to the public through our officers and directors. We did not engage the services of any broker-dealers to serve as underwriters in the offering.

        In the offering, we sold a total of 212,305 shares of our common stock at a price of $1.00 per share. The shares of common stock were sold as a result of direct personal contacts by our President and Chief Executive Officer.

        The offering has now terminated. As a result, we hereby remove from registration the 1,287,695 shares of common stock that remain unsold at the termination of the offering.

        We are continuing this Registration Statement insofar as it registers an additional 2,955,291 shares of our common stock which are being offered for resale by certain selling shareholders under a separate prospectus.

The date of this Prospectus is June 14, 2001

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 2 on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado on the 14th day of June, 2001.

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 2 on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado on the 14th day of June, 2001.
iGENISYS, INC.

By: /s/ J. Daniel Bell J. Daniel Bell, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with iGeniSys, Inc. and on the dates indicated .
Signature	Position	Date

/s/ J. Daniel Bell J. Daniel Bell	Chairman of the Board President, Chief Executive Officer, Chief Financial Officer	6/14/01

/s/ Carylyn K. Bell Carylyn K. Bell	Director, Secretary	6/14/01

/s/ Walter Strycker Walter Strycker	Director	6/14/01

/s/ Henry Fong Henry Fong	Director	6/14/01